EXHIBIT 99.1

News Release    News Release    News Release    News Release    News Release    News

FOR IMMEDIATE RELEASE

Media Contact:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com, +1.212.640.6348
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS THIRD QUARTER EPS OF $1.20

RAISES FULL YEAR GUIDANCE AND REAFFIRMS 2017 OUTLOOK

(Millions, except percentages and per share amounts)

	Quarters Ended September 30,		Percentage Inc/(Dec)	Nine Months Ended September 30,		Percentage Inc/(Dec)
	2016	2015		2016	2015
Total Revenues Net of Interest Expense	$7,774	$8,193	(5)	$24,097	$24,427	(1)
Net Income	$1,142	$1,266	(10)	$4,583	$4,264	7
Earnings Per Common Share – Diluted:
Net Income Attributable to Common Shareholders[1]	$1.20	$1.24	(3)	$4.76	$4.15	15
Average Diluted Common Shares Outstanding	923	997	(7)	943	1,011	(7)
Return on Average Equity	26.1%	26.8%		26.1%	26.8%

New York – October 19, 2016 - American Express Company (NYSE: AXP) today reported third-quarter diluted earnings per share of $1.20, down 3 percent from $1.24 a year ago.  Excluding a restructuring charge related to cost reduction efforts, adjusted diluted earnings per share was $1.24.2

Third-quarter net income was $1.1 billion, down 10 percent from $1.3 billion a year ago.

The current quarter included higher spending on growth initiatives, largely reflected in marketing and promotion expenses, as well as solid progress related to company’s efforts to reduce its cost base.  Credit quality remained strong, and the company returned a substantial amount of capital to shareholders through share repurchases and dividends.  Year-ago results included business related to the company’s relationship with Costco that ended earlier this year.

[1]
Represents net income less (i) earnings allocated to participating share awards of $9 million and $10 million for the three months ended September 30, 2016 and 2015, respectively, and $37 million and $32 million for the nine months ended September 30, 2016 and 2015, respectively, and (ii) dividends on preferred shares of $21 million and $22 million for the three months ended September 30, 2016 and 2015, respectively, and $61 million and $42 million for the nine months ended September 30, 2016 and 2015, respectively.

[2]
Adjusted diluted earnings per share (EPS), a non-GAAP measure, excludes a $44MM pretax restructuring charge ($28MM after-tax).  Management believes adjusted EPS is useful in evaluating the ongoing operating performance of the company and the company’s performance against its EPS outlook provided in the company’s Q4’15 earnings release on January 21, 2016, at which point restructuring charges and other contingencies were not estimable and thus not included in the outlook. See Appendix I for a reconciliation to EPS on a GAAP basis.

Third-quarter consolidated total revenues net of interest expense were $7.8 billion, down 5 percent from $8.2 billion a year ago.  Excluding the impact of Costco-related revenues in the year ago-period, adjusted revenues net of interest expense increased 5 percent, reflecting a rise in Card Member spending, along with higher net interest income and net card fees.3

Consolidated provisions for losses were $504 million, down 5 percent from $529 million a year ago.  The prior year included credit costs associated with cobrand portfolios that were sold earlier this year.  Excluding the impact of those cobrand portfolios, adjusted provisions for losses increased 6 percent, primarily reflecting higher loan growth.4

Consolidated expenses were $5.5 billion, down 3 percent from $5.7 billion a year ago.   The prior year included Costco-related rewards costs, and an impairment of goodwill and technology assets. The current quarter reflected the higher levels of investment spending on growth initiatives and the restructuring charge mentioned above.  These were offset in part by lower technology costs.  Operating expenses were down 3 percent versus the prior year.5

The effective tax rate for the quarter was 34 percent, down from 35 percent a year ago.

The company’s return on average equity (ROE) was 26 percent, down from 27 percent a year ago.

“Strong operating discipline and credit quality helped to keep us ahead of the 2016 financial outlook that we first provided at the beginning of the year,” said Kenneth I. Chenault, chairman and chief executive officer.  “While reported revenues were down 5 percent, we saw underlying revenue growth of 5 percent after adjusting for the absence of Costco-related business this quarter – slightly faster than comparable second-quarter levels.3 Adjusted billed business was up 7 percent, adjusted loan growth remained healthy and net card fees rose 10 percent, reflecting strong performance across our premium card portfolios.

“The underlying performance reflected our broad, diversified business model as well as the relationships we’ve built over many years with Card Members who value the range of benefits and service that come with membership.  Strength in our consumer business, growth internationally, the benefits of a larger merchant network and a broader presence among smaller and mid-sized companies offset softness in spending by large corporate Card accounts.

[3]
Adjusted revenues net of interest expense, a non-GAAP measure, excludes from prior-year results estimated revenues from Costco in the U.S., Costco U.S. cobrand Card Members and other merchants for out-of-store spend on the Costco cobrand card.  Management believes adjusted revenues net of interest expense is useful in evaluating the ongoing operating performance of the company following the end of the Costco U.S. relationship.  See Appendix I for a reconciliation to total revenues net of interest expense on a GAAP basis.

[4]
Adjusted provisions for losses excludes from prior-year results Card Member balances related to cobrand partnerships with Costco in the U.S. and JetBlue, which were reclassified as held for sale effective December 2015.  See Appendix I for reconciliations to consolidated provision for losses, on a GAAP basis. Management believes the presentation of adjusted provision for losses is useful in evaluating the ongoing performance of the company’s loan portfolio.

[5]	Operating expenses represent salaries and employee benefits, professional services, occupancy and equipment, and other, net.

“Separate from our operating results,” Mr. Chenault said, “we received a favorable ruling in our ongoing antitrust litigation with the U.S. Department of Justice.  By reversing an earlier lower court decision, the appellate judges upheld provisions within our merchant contracts that protect consumer choice, support competition and allow us to deliver superior products and services to our customers.

“Going forward we remain focused on three priorities: accelerate revenue growth, reset our cost base and optimize our investments.” Mr. Chenault added, “We’re making progress on initiatives that include a renewed emphasis on our Platinum Card portfolios, which provide service, access and benefits that have been the benchmark of value for more than 30 years.  We’re launching our most extensive campaign yet to build on the success of Small Business Saturday and drive additional spending at neighborhood businesses in a way that leverages the ongoing expansion of our merchant network in the U.S.   In addition, we’re going to continue to utilize digital marketing capabilities that helped to bring on a record 5.9 million new cards across our U.S. issuing businesses and 8.5 million cards globally this year.   With these and other initiatives coming together at the start of the peak shopping season, we expect it to be a very active fourth quarter and we’ll be supporting all of our work with an extensive advertising campaign.

“The year-to-date progress gives us greater confidence to substantially increase our investment spending during the remainder of the year and, at the same time, raise our 2016 earnings guidance.  While there’s more work and more challenges ahead, the investments we’re making are designed to position us for profitable, sustainable growth over the longer term, and we remain on track to earn at least $5.60 per share in 2017.”

The company now expects GAAP earnings per share for 2016 to be between $5.65 and $5.75, which includes the restructuring charges taken in the first three quarters of 2016.  The adjusted earnings per share outlook, which excludes restructuring charges, is now $5.90 to $6.00.  This is higher than the prior estimate of adjusted full year earnings per share at the high end of the company’s initial $5.40 to $5.70 range.6

Segment Results

U.S. Consumer Services reported third-quarter net income of $401 million, down 26 percent from $542 million a year ago.  The year-ago period included Costco-related revenues, provisions and expenses.

Total revenues net of interest expense decreased 13 percent to $2.9 billion, from $3.3 billion a year ago.

Provisions for losses totaled $275 million, down 6 percent from $294 million a year ago.

[6]
The company’s adjusted EPS outlook, a non-GAAP measure, excludes $360MM of pretax restructuring charges ($234MM after-tax) recognized in the first three quarters of 2016 as well as any restructuring charges or other contingencies that may be incurred during the remainder of 2016, which management is not able to estimate. Management believes the presentation of an adjusted EPS outlook is useful as it is consistent with the outlook provided in the company’s Q4’15 earnings release on January 21, 2016, at which point restructuring charges and other contingencies were not estimable and thus not included in the outlook. See Appendix I for a reconciliation to EPS on a GAAP basis.

Total expenses were $2.0 billion, down 7 percent from $2.2 billion a year ago.  The prior year included Costco-related rewards costs, offset by higher investment spending on growth initiatives this quarter.

The effective tax rate was 35 percent compared to 37 percent a year ago.

International Consumer and Network Services reported third-quarter net income of $155 million, up 1 percent from $154 million a year ago.

Total revenues net of interest expense were $1.4 billion, up 5 percent (up 7 percent FX-adjusted7) from $1.3 billion a year ago. The increase primarily reflected higher Card Member spending and net card fees.

Provisions for losses totaled $84 million, up 9 percent from $77 million a year ago.

Total expenses were $1.1 billion, up 5 percent (up 7 percent FX-adjusted7) from $1.0 billion a year ago. The increase reflected higher investment spending on growth initiatives.

The effective tax rate was 25 percent, up from 23 percent a year ago.

Global Commercial Services reported third-quarter net income of $466 million, unchanged from a year ago.  The year-ago period included Costco-related revenues, provisions and expenses.

Total revenues net of interest expense were $2.4 billion, unchanged from a year ago.  The prior year included Costco-related revenues, offset by higher Card Member spending and higher net card fees in the current quarter.

Provisions for losses totaled $134 million, down 9 percent from $148 million a year ago.

Total expenses were $1.6 billion, up 1 percent from $1.5 billion a year ago. The current quarter reflected higher investment spending to support growth initiatives.

The effective tax rate was 36 percent, down from 37 percent a year ago.

Global Merchant Services reported third-quarter net income of $359 million, down 10 percent from $397 million a year ago.  The year-ago period included Costco-related revenues.

Total revenues net of interest expense were $1.1 billion, down 6 percent from $1.2 billion a year ago.

Total expenses were $525 million, unchanged from a year ago.  The year-ago period benefited from a litigation reserve reversal.  Expenses for the current quarter benefited from growth of the OptBlue program, which does not include merchant acquirer payments.

The effective tax rate was 37 percent, unchanged from a year ago.

Corporate and Other reported third-quarter net loss of $240 million compared with net loss of $295 million a year ago.

# # #

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, Plenti rewards program, travel services, gift cards, prepaid cards, merchant services, corporate card, business travel and corporate responsibility.

This earnings release should be read in conjunction with the Company’s statistical tables for the third quarter 2016, available on the American Express website at http://ir.americanexpress.com and in a Form 8-K filed today with the Securities and Exchange Commission.

An investor conference call will be held at 5:00 p.m. (ET) today to discuss third-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public on the above-mentioned American Express Investor Relations website. A replay of the conference call will be available later today at the same website address.

[7]
As reported in this release, FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended September 30, 2016 apply to the period(s) against which such results are being compared). FX-adjusted revenues and expenses constitute non-GAAP measures. Management believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance and which include management’s outlook for 2016-2017, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
the Company’s ability to achieve its earnings per common share outlook for 2016 and 2017, which will depend in part on the following: revenues growing consistently with current expectations, which could be impacted by, among other things, weakening economic conditions in the United States or internationally, a decline in consumer confidence impacting the willingness and ability of Card Members to sustain spending, a further decline in airfare and gas prices, a further strengthening of the U.S. dollar, a greater erosion of the average discount rate than expected, a greater impact on discount revenue from cash back, GNS volumes and cobrand partner and client incentive payments, more cautious spending by large and global corporate Card Members and lower spending on new cards acquired than estimated; the Company’s success in addressing competitive pressures and implementing its strategies and business initiatives, including growing profitable spending from new and existing Card Members, increasing penetration among middle market and small business clients, expanding its international footprint and increasing merchant acceptance; the level of spend in bonus categories on rewards-based and/or cash-back cards and redemptions of Card Member rewards and offers; the impact of any future restructuring charges or other contingencies, including, but not limited to, litigation-related expenses, impairments, the imposition of fines or civil money penalties, an increase in Card Member reimbursements and changes in reserves; credit performance remaining consistent with current expectations; continued growth of Card Member loans; the ability to continue to realize benefits from restructuring actions and operating leverage at levels consistent with current expectations; the amount the Company spends on growth initiatives and the Company’s ability to drive growth from such investments; changes in interest rates beyond current expectations; the impact of regulation and litigation, which could affect the profitability of the Company’s business activities, limit the Company’s ability to pursue business opportunities, require changes to business practices or alter the Company’s relationships with partners, merchants and Card Members; the Company’s tax rate remaining in line with current expectations, which could be impacted by, among other things, the Company’s geographic mix of income being weighted more to higher tax jurisdictions than expected, changes in tax laws and regulation (including final and temporary Treasury regulations under Section 385 of the U.S. Internal Revenue Code) and unfavorable tax audits and other unanticipated tax items; the impact of accounting changes and reclassifications; and the Company’s ability to continue executing its share repurchase program;

•
the actual amount to be spent on marketing and promotion, including on marketing support for, and enhancements to, the Company’s Platinum Card franchise, “shop small” offers, acquisition efforts and brand advertising, as well as the timing of any such spending, which will be based in part on management’s assessment of competitive opportunities; overall business performance; prior commitments, contractual obligations with business partners and other fixed costs relative to revenue levels; management’s ability to identify attractive investment opportunities and make such investments, which could be impacted by business, regulatory or legal complexities; and the Company’s ability to realize efficiencies, optimize investment spending and control expenses to fund such spending;

•
the Company’s rewards including cash back growing at a different rate than current expectations, which will depend in part on the behavior of the Company’s Card Members as it relates to their spending patterns, spending volumes and redemption behaviors, as well as the degree of interest of Card Members in the value proposition offered by the Company; the Company’s ability to enhance card products and services to make them attractive to Card Members; and the amount the Company spends on the promotion of enhanced card products and rewards categories and the success of such promotion.

•
the ability of the Company to reduce its overall cost base by $1 billion on a run rate basis by the end of 2017, which will depend in part on the timing and financial impact of reengineering plans, which could be impacted by factors such as the Company’s inability to mitigate the operational and other risks posed by potential staff reductions, the Company’s inability to develop and implement technology resources to realize cost savings and underestimating hiring needs and other employee needs not currently anticipated; the ability of the Company to reduce annual operating expenses, which could be impacted by, among other things, the factors identified below; and the ability of the Company to optimize and lower marketing and promotion expenses, which could be impacted by higher advertising and Card Member acquisition costs, competitive pressures that may require additional expenditures or limit the Company’s ability to reduce costs, an inability to shift acquisition to digital channels, the availability of opportunities to invest at a higher level due to favorable business results and changes in macroeconomic conditions;

•
the ability to reduce annual operating expenses, which could be impacted by increases in significant categories of operating expenses, such as consulting or professional fees, including as a result of increased litigation, compliance or regulatory-related costs, technology costs or fraud costs; the ability of the Company to develop, implement and achieve substantial benefits from reengineering plans; higher than expected employee levels; the impact of changes in foreign currency exchange rates on costs; the payment of civil money penalties, disgorgement, restitution, non-income tax assessments and litigation-related settlements; impairments of goodwill or other assets; management’s decision to increase or decrease spending in such areas as technology, business and product development and sales forces depending on overall business performance; greater than expected inflation or merit increases; the Company’s ability to balance expense control and investments in the business; the impact of accounting changes and reclassifications; and the level of M&A activity and related expenses;

•
the Company’s lending write-off rates changing differently than current expectations and provision expense being higher than current expectations, which will depend in part on changes in the level of loan balances, delinquency rates of Card Members, mix of loan balances, loans related to new Card Members performing as expected, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans;

•
the Company’s ability to execute against its lending strategy and grow loans, which may be affected by increasing competition, brand perceptions and reputation, the Company’s ability to manage risk in a growing Card Member loan portfolio, and the behavior of Card Members and their actual spending and borrowing patterns, which in turn may be driven by the Company’s ability to issue new and enhanced card products, offer attractive non-card lending products, capture a greater share of existing Card Members’ spending and borrowings, reduce Card Member attrition and attract new customers;

•
the possibility that the Company will not fully execute on its plans for OptBlue to significantly increase merchant coverage, which will depend in part on the success of OptBlue merchant acquirers in signing merchants to accept American Express, which could be impacted by the pricing set by the merchant acquirers, the value proposition offered to small merchants and the efforts of OptBlue merchant acquirers to sign merchants for American Express acceptance, as well as the willingness of Card Members to use American Express cards at small merchants and of those merchants to accept American Express cards;

•
the ability of the Company to capture small business and middle market spending, which will depend in part on the willingness and ability of companies to use credit and charge cards for procurement and other business expenditures, perceived or actual difficulties and costs related to setting up card-based B2B payment platforms, the ability of the Company to offer attractive value propositions and card products to potential customers, the Company’s ability to enhance and expand its payment solutions, and the effectiveness of the Company’s marketing and promotion of its corporate payment solutions and small business card products to potential customers;

•
the ability of the Company to grow internationally, which could be impacted by regulation and business practices, such as those favoring local competitors or prohibiting or limiting foreign ownership of certain businesses, the Company’s ability to partner with additional GNS issuers and the success of GNS partners in acquiring Card Members and/or merchants, political or economic instability, which could affect lending and other commercial activities, the Company’s ability to tailor products and services to make them attractive to local customers, and competitors with more scale and experience and more established relationships with relevant customers, regulators and industry participants;

•
the Company’s ability to attract and retain Card Members as well as capture the spending and borrowings of our customers, including former Costco cobrand Card Members, consistent with current expectations, which will be impacted in part by competition, brand perceptions (including perceptions related to merchant coverage) and reputation and the ability of the Company to develop and market value propositions that appeal to Card Members and new customers and offer attractive services and rewards programs, which will depend in part on ongoing investment in marketing and promotion expenses, new product innovation and development, acquisition efforts and enrollment processes, including through digital channels, and infrastructure to support new products, services and benefits;

•
the erosion of the average discount rate by a greater amount than anticipated, including as a result of further expansion of the OptBlue program, changes in the mix of spending by location and industry, merchant negotiations (including merchant incentives, concessions and volume-related pricing discounts), competition, pricing regulation (including regulation of competitors’ interchange rates in the EU and elsewhere) and other factors;

•
changes affecting the ability or desire of the Company to return capital to shareholders through dividends and share repurchases, which will depend on factors such as approval of the Company’s capital plans by its primary regulators, the amount the Company spends on acquisitions and the Company’s results of operations and capital needs in any given period; and

•
factors beyond the Company’s control such as changes in global economic and business conditions, consumer and business spending, the availability and cost of capital, unemployment rates, geopolitical conditions (including potential impacts resulting from the proposed exit of the U.K. from the European Union), foreign currency rates and interest rates, as well as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, health pandemics, terrorism, cyber attacks or fraud, all of which could significantly affect spending on American Express cards, delinquency rates, loan balances and results of operation or disrupt the Company’s global network systems and ability to process transactions.

A further description of these uncertainties and other risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016 and the Company’s other reports filed with the Securities and Exchange Commission.

American Express Company	(Preliminary)
Appendix I
Reconciliations of Adjustments
(Millions, except percentages, per share information and where indicated)

	Quarters Ended
	September 30,	September 30,	YOY % Change
	2016	2015
Adjusted Total Revenues Net of Interest Expense (billions)
Total Revenues Net of Interest Expense	$7.8	$8.2	(5)
Costco Related Revenues (A)	-	~ 0.8
Adjusted Total Revenues Net of Interest Expense	$7.8	$7.4	5

Adjusted Total Provisions for Losses
Total Provisions for Losses	$504	$529	(5)
Cobrand reclass to Other, net Expense (B)	-	(54)
Adjusted Total Revenues Net of Interest Expense	$504	$475	6

Earnings per Share (EPS)
Q3'16 EPS	$1.20	$1.24	(3)
Q3'16 restructuring charge per share (pre-tax)	0.05	-
Tax impact of Q3'16 restructuring charge per share	(0.01)	-
After-tax impact of Q3'16 restructuring charge per share	$0.04	$-
Q3'16 Adjusted EPS - normalized for Restructuring charges	$1.24	$1.24	-

2016 Earnings per Share (EPS) Outlook	FY'16 EPS Range
EPS Outlook excluding restructuring charges and other contingencies	$5.90	$6.00
Q1'16 restructuring charge per share (pre-tax)	0.08	0.08
Tax impact of Q1'16 restructuring charge per share	(0.03)	(0.03)
After-tax impact of Q1'16 restructuring charge per share	$0.05	$0.05
Q2'16 restructuring charge per share (pre-tax)	0.25	0.25
Tax impact of Q2'16 restructuring charge per share	(0.09)	(0.09)
After-tax impact of Q2'16 restructuring charge per share	$0.16	$0.16
Q3'16 restructuring charge per share (pre-tax)	0.05	0.05
Tax impact of Q3'16 restructuring charge per share	(0.01)	(0.01)
After-tax impact of Q3'16 restructuring charge per share	$0.04	$0.04
US GAAP EPS Outlook - Including YTD Restructuring (C)	$5.65	$5.75

(A)
Represents estimated Discount revenue from Costco in the U.S. for spend on all American Express cards and from other merchants for spend on the Costco cobrand card as well as Other fees and commissions and Interest income from Costco cobrand Card Members.

(B)
Beginning December 1, 2015 through to the sale completion dates, Total provision for Losses did not reflect the held for sale portfolios, as credit costs were reported in Other, net expense through a valuation allowance adjustment.

(C)	Reflects restructuring charges recognized in the first three quarters of 2016. Management is not able to estimate restructuring charges or other contingencies for the remainder of 2016.